EXHIBIT 2.3

AGREEMENT AND PLAN OF MERGER

BETWEEN

TRANSDIGM INC.

AND

TD FUNDING CORPORATION

AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2003 (this “Agreement”), by and between TransDigm Inc., a Delaware corporation (“TransDigm”), and TD Funding Corporation, a Delaware corporation (“TD Funding”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of TransDigm and TD Funding have each (i) determined that it is advisable and in the best interests of their respective stockholders that TD Funding merge with and into TransDigm upon the terms and subject to the conditions herein set forth and (ii) approved the Merger (as hereinafter defined) and adopted this Agreement;

WHEREAS, the Board of Directors of TransDigm and TD Funding have each recommended approval of the Merger and this Agreement by their respective stockholders; and

WHEREAS, TD Acquisition Corporation, a Delaware corporation and, as of the date hereof, the sole stockholder of TD Funding (“TD Acquisition”), and TransDigm Holding Company, a Delaware corporation and the sole stockholder of TransDigm (“TransDigm Holding”), have each duly adopted and approved this Agreement and the Merger and directed that this Agreement be executed by an officer of TD Funding or TransDigm, as the case may be;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE 1:     Merger.  Upon the time set forth in the Certificate of Merger that will be filed with the Secretary of State of the State of Delaware (the “Effective Time”), TD Funding shall be merged with and into TransDigm (the “Merger”), and TransDigm shall be the entity surviving the Merger (TransDigm as the surviving entity in the Merger is sometimes hereinafter referred to as the “Surviving Entity”); provided, however, that the Certificate of Merger shall not be filed, and the Merger shall not become effective, unless and until the merger of TD Acquisition with and into TransDigm Holding shall have occurred and become effective under the Delaware General Corporation Law (the “DGCL”).

ARTICLE 2:     Governing Document, Board of Directors and Officers.

(a)           Certificate of Incorporation; Bylaws.  The Certificate of Incorporation and Bylaws of TransDigm, as in effect immediately before the Effective Time, shall be the

Certificate of Incorporation and Bylaws of the Surviving Entity until thereafter amended as provided by law and such Certificate of Incorporation and Bylaws.

(b)           Board of Directors; Officers.  The Board of Directors of TransDigm immediately before the Effective Time shall be the Board of Directors of the Surviving Entity, and the officers of TransDigm immediately before the Effective Time shall be the officers of the Surviving Entity, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Entity and in accordance with applicable law.

ARTICLE 3:     Name.  The name of the Surviving Entity shall be:  “TransDigm Inc.”

ARTICLE 4:     Effect of Merger on Stock of TD Funding.  Each share of common stock, par value $0.01 per share, of TD Funding (the “TD Funding Common Stock”), issued and outstanding immediately before the Effective Time shall be canceled and extinguished and shall cease to exist, and no cash, stock of TransDigm or other consideration shall be delivered or deliverable in exchange therefor.  Each share of TD Funding Common Stock held in the treasury of TD Funding immediately before the Effective Time shall automatically be cancelled and extinguished and shall cease to exist, and no cash, stock of TransDigm or other consideration shall be delivered or deliverable in exchange therefor.

ARTICLE 5:     Effect of Merger on Stock of TransDigm.  The merger shall have no effect on the capital stock of TransDigm and each issued and outstanding share of capital stock of TransDigm outstanding immediately before the Effective Time shall thereafter remain outstanding and shall represent one duly and validly issued and fully paid and non-assessable share of capital stock of the Surviving Entity.

ARTICLE 6:     Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of TD Funding and TransDigm shall vest in the Surviving Entity, and all debts, liabilities and duties of TD Funding and TransDigm shall become the debts, liabilities and duties of the Surviving Entity.

ARTICLE 7.      Approval.  This Agreement has been duly submitted and approved by (i) TD Acquisition as the sole stockholder of TD Funding as of the date hereof and (ii) TransDigm Holding as the sole stockholder of TransDigm, in each case, in the manner prescribed by the provisions of the DGCL and the organizational documents of TD Funding or TransDigm, as the case may be.

ARTICLE 8.      Further Assurances; Authorization.  If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of TD Funding and TransDigm acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Board of Directors and officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of TD Funding and TransDigm, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of TD Funding and TransDigm, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE 9.      Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State without regard to its conflicts of laws principles or rules.

(b)           Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(c)           Severability.  If any term or provision hereof is found to be unlawful, invalid, or unenforceable for any reason whatsoever, and such illegality, invalidity, or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

(d)           Waivers/Amendment.  The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing.  Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.  Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right.  No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.  This Agreement may not be amended, modified, superseded, cancelled, renewed or extended, except by a written instrument signed by all parties hereto.

(e)           Counterparts. This Agreement may be executed in one or more counterparts, each of which will constitute an original document, and all of which will be taken together as one agreement.

IN WITNESS WHEREOF, the undersigned have executed this Merger Agreement as of the date first above written.

TRANSDIGM INC., a Delaware corporation

By:	/s/ W. Nicholas Howley
Name: W. Nicholas Howley
Title: Chief Executive Officer

TD FUNDING CORPORATION, a Delaware corporation

By:	/s/ Gregory Rufus
Name: Gregory Rufus
Title: Vice President